Exhibit 10.47

Consulting Services Agreement

This Consulting Services Agreement (“Agreement”) is made and entered into as of April 1, 2025 (“Effective Date”) between Traws Pharma, Inc. (“Company”) and Werner Cautreels (“Contractor”). In consideration of the mutual promises contained in this Agreement, the parties agree as follows:

PAST ACTIVITIES FOR COMPANY

All services performed by Contractor and all information and other materials disclosed between the parties prior to the Effective Date will be governed by the terms of this Agreement, except where the services are covered by a separate agreement between Contractor and Company.  Accordingly, to the extent that Company and Contractor had an employment or other relationship prior to this Agreement and (i) Contractor received access to any information from or on behalf of Company that would have been “Confidential Information” (as defined below) if Contractor received access to such information during the period of engagement with Company under this Agreement; or (ii) Contractor conceived, created, authored, invented, developed or reduced to practice any item, including any intellectual property rights, that would have been an “Invention” (as defined below) if conceived, created, authored, invented, developed or reduced to practice during the period of Contractor’s provision of services to Company under this Agreement, then that information will be deemed “Confidential Information” and any item will be deemed an “Invention,” and this Agreement will apply to the information and items as if disclosed, conceived, created, authored, invented, developed or reduced to practice under this Agreement.

SERVICES AND COMPENSATION

Services.  Subject to the terms and conditions of this Agreement and at Company’s request and direction, Contractor will perform for Company the services (“Services”) described in Exhibit A during the term of this Agreement.

Scope.  Company and Contractor acknowledge and agree that Contractor’s services under this Agreement fall outside the usual course of Company’s business operations.

Performance.  Contractor retains full control over the means, methods, and manner of performing Services.  Company shall not dictate the specific manner in which Services are provided but may collaborate with Contractor to set commercially reasonable deadlines and expectations for deliverables.

Time of Performance.  Contractor shall determine its own hours of work and the location where services will be performed, consistent with the nature of the work required under this Agreement, provided such services are timely as per Company’s expectations.

Compensation.  As consideration for Contractor’s proper performance of the Services, and pursuant to the negotiation between Company and Contractor, Company will pay Contractor the compensation for Services as set forth in Exhibit A.

TERM AND TERMINATION

Term.  This Agreement commences on the Effective Date and will continue for nine (9) months from the Effective Date, subject to earlier termination, as provided below, or extension by mutual agreement of the parties.

Termination.  Either party may terminate this Agreement at any time and for any reason by giving thirty (30) days prior written notice to the other party.  Company may terminate this Agreement immediately and without prior notice if Contractor refuses to or is unable to perform the Services, is in breach of any material provision of this Agreement, or Company is dissatisfied with the quality of Contractor’s work under this Agreement. For avoidance of doubt, in the event that Contractor continues to serve as a director of the Company as of the date of termination of this Agreement, such termination of this Agreement shall in no way affect or change Contractor’s role as a non-employee director of the Company.

Survival.  Upon termination, all rights and duties of the parties toward each other cease, except that:

Within 30 days of termination, Company will pay all amounts owing to Contractor for Services or Contractor will return to Company any amount paid to Contractor as a retainer that is not owed against Services; and

Sections 3, 4, 5, 6, 7, 8, and 10 survive termination of this Agreement.

Return of Materials.  Upon the termination of this Agreement, or upon Company’s earlier request, Contractor will deliver to Company all of Company’s property and Confidential Information (as defined in Section 4.1) that is in Contractor’s possession or control.

CONFIDENTIALITY

Definition.  “Confidential Information” means any non-public information that relates to the actual or anticipated business, research, or development of Company and any proprietary information, trade secrets, and know-how of Company that is disclosed to Contractor by Company, directly or indirectly, in writing, orally, or by inspection or observation of tangible items.  Confidential Information includes, but is not limited to, research, product plans, products, services, customer lists, development plans, inventions, processes, formulas, technology, designs, drawings, marketing, finances, and other business information.  Confidential Information is the sole property of Company.

Exceptions.  Confidential Information does not include any information that: i) was publicly known and made generally available in the public domain prior to the time Company disclosed the information to Contractor, ii) became publicly known and made generally available, after disclosure to Contractor by Company, through no wrongful action or inaction of Contractor or others who were under confidentiality obligations.

Nondisclosure and Nonuse.  Contractor will not, during and after the term of this Agreement, disclose the Confidential Information to any third party or use the Confidential Information for any purpose other than the performance of the Services on behalf of Company.  Contractor will take all reasonable precautions to prevent any unauthorized disclosure of the Confidential Information including, but not limited to, having each employee of Contractor, if any, with access to any Confidential Information, execute a nondisclosure agreement containing terms that are substantially similar to the terms contained in this Agreement.

Former Client Confidential Information.  Contractor will not improperly use or disclose any proprietary information or trade secrets of any former or concurrent client of Contractor or other person or entity in violation of this Agreement.  Furthermore, Contractor will not bring onto the “Premises” of the Company any unpublished document or proprietary information belonging to any client, person, or entity unless consented to in writing by the client, person, or entity.  Contractor will indemnify and hold Company harmless from and against all claims, liabilities, damages, and expenses, including reasonable attorneys’ fees and costs of suit, arising out of or in connection with any violation or claimed violation of Contractor’s duty to maintain the confidence of the third party’s information.

Third-Party Confidential Information.  Company has received, and in the future will receive, from third parties confidential or proprietary information subject to a duty on Company’s part to maintain the confidentiality of the information and to use it only for certain limited purposes.  Contractor owes Company and these third parties, during and after the term of this Agreement, a duty to hold this confidential and proprietary information in the strictest confidence and not to disclose it to any person or entity, or to use it except as necessary in carrying out the Services for Company consistent with Company’s agreements with these third parties.

OWNERSHIP

Assignment.  All works of authorship, designs, inventions, improvements, technology, developments, discoveries, and trade secrets conceived, made, or discovered by Contractor during the period of this Agreement, solely or in collaboration with others, that relate in any manner to the business of Company (collectively, “Inventions”) will be the sole property of Company.  In addition, Inventions that constitute copyrightable subject matter will be considered “works made for hire” as that term is defined in the United States Copyright Act.  To the extent that ownership of the Inventions does not by operation of law vest in Company, Contractor will assign (or cause to be assigned) and does hereby assign fully to Company all right, title, and interest in and to the Inventions, including all related intellectual property rights and the right to sue for past, present and future infringement.

Further Assurances.  Contractor will assist Company and its designees in every proper way to secure Company’s rights in the Inventions and related intellectual property rights in all countries.  Contractor will disclose to Company all pertinent information and data with respect to Inventions and related intellectual property rights.  Contractor will execute all applications, specifications, oaths, assignments, and other instruments that Company deems necessary in order to apply for and obtain these rights and in order to assign and convey to Company, its successors, assigns, and nominees the sole and exclusive right, title, and interest in and to these Inventions, and any related intellectual property rights.  Contractor’s obligation to provide assistance will continue after the termination or expiration of this Agreement.

Pre-Existing Materials.  If in the course of performing the Services, Contractor incorporates into any Invention any other work of authorship, invention, improvement, or proprietary information, or other materials owned by Contractor or in which Contractor has an interest, Contractor will grant and does now grant to Company a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to reproduce, manufacture, modify, distribute, use, import, and otherwise exploit the material as part of or in connection with the Invention.

Attorney-in-Fact.  If Contractor’s unavailability or any other factor prevents Company from pursuing or applying for any application for any United States or foreign registrations or applications covering the Inventions and related intellectual property rights assigned to Company, then Contractor irrevocably designates and appoints Company as Contractor’s agent and attorney in fact.  Accordingly, Company may act for and in Contractor’s behalf and stead to execute and file any applications and to do all other lawfully permitted acts to further the prosecution and issuance of the registrations and applications with the same legal force and effect as if executed by Contractor.

CONTRACTOR’S WARRANTIES

As an inducement to Company entering into and consummating this Agreement, Contractor represents, warrants, and covenants as follows:

Organization Representations; Enforceability.  Contractor represents and warrants that: iii)Contractor is duly organized, validly existing, and in good standing in the jurisdiction stated in the preamble to this Agreement, iv)the execution and delivery of this Agreement by Contractor and the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Contractor, and v)this Agreement constitutes a valid and binding obligation of Contractor that is enforceable in accordance with its terms.

Compliance with Company Policies.  Contractor will perform the Services in accordance with all policies and procedures provided by Company, including any third-party policies and procedures that Company is required to comply with.

No Conflict.  The entering into and performance of this Agreement by Contractor does not and will not:  vi)violate, conflict with, or result in a material default under any other contract, agreement, indenture, decree, judgment, undertaking, conveyance, lien, or encumbrance to which Contractor is a party or by which it or any of Contractor’s property is or may become subject or bound, or vii)violate any applicable law or government regulation.  Contractor will not grant any rights under any future agreement, nor will it permit or suffer any lien, obligation, or encumbrances that will conflict with the full enjoyment by Company of its rights under this Agreement.

Right to Make Full Grant.  Contractor has and will have all requisite ownership, rights, and licenses to fully perform its obligations under this Agreement and to grant to Company all rights with respect to the Inventions and related intellectual property rights to be granted under this Agreement, free and clear of any and all agreements, liens, adverse claims, encumbrances, and interests of any person or entity, including, without limitation, Contractor’s employees, agents, artists, and contractors and their contractors’ employees, agents, and artists, who have provided, are providing, or will provide services with respect to the development of the Inventions.

Pre-existing Works and Third-Party Materials.  Contractor will not, without Company’s prior written consent, incorporate any pre-existing works or third-party materials into the Inventions.  Additionally, Contractor has the right to assign and transfer rights to pre-existing works and third-party materials as specified in this Agreement.

Noninfringement.  Nothing contained in the Inventions or required in order for Contractor to create and deliver the Inventions under this Agreement does or will infringe, violate, or misappropriate any intellectual property rights of any third party.  Further, no characteristic of any Invention does or will cause manufacturing, using, maintaining, or selling the Invention to infringe, violate, or misappropriate the intellectual property rights of any third party.

No Pending or Current Litigation.  Contractor is not involved in litigation, arbitration, or any other claim and knows of no pending litigation, arbitration, other claim, or fact that may be the basis of any claim regarding any of the materials Contractor has used or will use to develop or has incorporated or will incorporate into the Inventions to be delivered under this Agreement.

No Harmful Content.  The Inventions as delivered by Contractor to Company will not contain matter that is injurious to end-users or their property, or which is scandalous, libelous, obscene, an invasion of privacy, or otherwise unlawful or tortious.

Inspection and Testing of Inventions.  Prior to delivery to Company, Contractor will inspect and test each Invention and the media upon which it is to be delivered, if applicable, to ensure that the Invention and media contain no computer viruses, booby traps, time bombs, or other programming designed to interfere with the normal functioning of the Invention or Company’s or an end-user’s equipment, programs, or data.

Services.  The Services will be performed in a timely, competent, professional, and workmanlike manner by qualified personnel.

INDEMNIFICATION

Indemnification.  Contractor will indemnify, defend, and hold harmless Company and its directors, officers, and employees from and against all taxes, losses, damages, liabilities, costs, and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with claims or demands, including but not limited to the following: viii)any negligent, reckless, or intentionally wrongful act of Contractor or Contractor’s assistants, employees, or agents, ix) any breach by Contractor or Contractor’s assistants, employees, or agents of any of the covenants, warranties, or representations contained in this Agreement, x) any failure of Contractor to perform the Services in accordance with all applicable laws, rules, and regulations, or xi) any violation or claimed violation of a third party’s rights resulting in whole or in part from Company’s use of the work product of

Contractor under this Agreement; xii)any failure by Contractor to comply with its obligations under applicable federal, state, or local laws, including but not limited to tax, labor, employment, or workers’ compensation laws, with respect to Contractor’s personnel or independent contractors; or xiii)claim, demand, lawsuit, or administrative proceeding filed or asserted by Contractor’s employees, contractors, or any individuals otherwise associated with Contractor, related to the performance of services for or on behalf of Contractor, including but not limited to any allegation or claim that Contractor Personnel are employees of Company or any claim of entitlement to employment benefits, wages, or other rights from Company by Contractor’s personnel, including but not limited to claims for: (i) unpaid wages; (ii) overtime; (iii) meal or rest breaks violations; (iv) workers’ compensation; (v) unemployment insurance; or (vi) any other benefit or right available under applicable law.

Procedure.  In the event of any claim subject to this indemnification provision, the following procedure and guidelines shall apply: (1) Company shall promptly notify Contractor in writing of the claim; (2) Contractor shall, at its sole expense, assume the defense of such claim with counsel reasonably acceptable to and agreed to by Company; (3) Company shall have the right to participate in such defense, at its own expense, with counsel of its choice; and (4) Contractor shall not settle any claim without the prior written consent of Company if such settlement: (a) admits fault or liability on the part of Company in any capacity; or (b) imposes any obligation or restriction on Company beyond the scope of this Agreement.

Intellectual Property Infringement.  In the event of any claim concerning the intellectual property rights of a third party that would prevent or limit Company’s use of the Inventions, Contractor will, in addition to its obligations under Section 7.1(a), take one of the following actions at its sole expense:

procure for Company the right to continue use of the Invention or infringing part thereof; or

modify or amend the Invention or infringing part thereof or replace the Invention or infringing part thereof with another Invention having substantially the same or better capabilities.

ARBITRATION AND EQUITABLE RELIEF

Arbitration.  Except as provided in Section 8.3 below, any dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance, or breach of this Agreement, will be settled by arbitration to be held in Philadelphia, Pennsylvania, in accordance with the rules then in effect of the American Arbitration Association.  The arbitrator may grant injunctions or other relief in the dispute or controversy.  The decision of the arbitrator will be final, conclusive, and binding on the parties to the arbitration.  Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.  Company and Contractor will each pay one-half of the costs and expenses of the arbitration, and each will separately pay their own counsel fees and expenses, unless prohibited by statute or arbitration rule.  All decisions regarding the enforceability of this arbitration provision are delegated to the Arbitrator.

Waiver or Right to Jury Trial and Class, Representative Actions.  This arbitration clause constitutes a waiver of Contractor’s right to a jury trial, as well as a waiver of the right of Contractor or any of its member constituents to participate in all class, collective, or representative actions for any and all disputes relating to all aspects of the independent contractor relationship, including, but not limited to, the interpretation and enforcement of this agreement, all claims for both express and implied, for breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, any and all claims for violation of any federal, state, or municipal statutes, including any claims under the Labor Code or similar federal, state, or municipal statutes governing employment claims.

Equitable Remedies.  The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this Agreement and without abridgement of the powers of the arbitrator.

Consideration.  Each party’s promise to resolve claims by arbitration in accordance with the provisions of this Agreement, rather than through the courts, is consideration for the other party’s like promise.

Arbitration Forum, Rules, and Venue.  Arbitration shall be conducted before a single neutral arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (AAA) then in effect, except as modified herein or agreed to between the parties.  The arbitration shall take place in the closest AAA office to Company’s address, unless otherwise agreed in writing by the parties.

Independent Status of Contractor.  In recognition of Contractor’s status as an independent business entity, the parties agree that any arbitration involving the employment, classification, or compensation of personnel employed or associated with Contractor shall be the sole responsibility of Contractor, and Company shall not be named as a party to such disputes, and in the event of being named, Contractor shall indemnify, defend and hold harmless Company in accordance with this Agreement.

Confidentiality.  All arbitration proceedings, including the existence of the arbitration, submissions, evidence, and any award, shall be maintained in strict confidence by the parties, except as may be necessary to enforce or challenge the arbitration award or as required by law.

Pre-Arbitration Negotiation.  Prior to initiating arbitration, the parties agree to engage in good-faith discussions to resolve any disputes informally.  If such discussions fail, either party may submit the dispute to arbitration by providing written notice to the other party, formally filing a demand for arbitration (the “Demand”), and thereafter serving the Demand on the other party.

INDEPENDENT CONTRACTOR; BENEFITS

Independent Contractor.  Contractor and Company expressly acknowledge and agree that Contractor is an independent contractor and shall perform the Services under this Agreement as an independent contractor.  Nothing in this Agreement shall be construed to create an employment relationship between Contractor and Company.  Nothing in this Agreement will in any way be construed to constitute Contractor as an agent, partner, employee, joint venturer or representative of Company.

No Agency Relationship.  Without limiting the generality of the foregoing, Contractor is not authorized to bind Company to any liability or obligation or to represent that Contractor has any authority.

Materials and Equipment.  Except for proprietary materials necessary to perform the contracted services, Contractor shall provide all necessary tools, equipment, and other materials to complete the Services under this Agreement.  Company will provide Contractor with secure laptops to perform services, and Contractor agrees to return all Company equipment and information at the conclusion of the term of this Agreement.

No Exclusivity.  Contractor represents and warrants that it customarily engages in an independently established trade, occupation, or business of the same nature as the services provided under this Agreement, as set out in Exhibit A, and regularly contracts with other businesses for similar services.  Contractor is free to contract with other businesses to provide the same or similar services without restriction by Company.  Contractor represents and warrants that it actively markets and holds itself out to the public as available to provide similar services to other clients or businesses.  Notwithstanding the foregoing, Contractor shall honor its confidentiality obligations to the Company and shall not use or disclose any Confidential Information with any other businesses in violation of this Agreement.

Licenses, Registrations and Permits.  Contractor represents that the Services under this Agreement do not require a license from the Contractors’ State License Board pursuant to Chapter 9 of Division 3 of the Business and Professions Code. Contractor shall obtain and maintain all necessary business licenses, registrations, or permits required to lawfully operate as an independent business in the jurisdiction where services are performed.

Legal Obligations.  Contractor is responsible for complying with all federal, state, and local laws applicable to independent contractors, including but not limited to tax obligations, workers’ compensation obligations, business registrations, and professional licensing requirements.

No Benefits.  As an independent contractor, Contractor shall not be entitled to any benefits provided by Company to its employees, including but not limited to health insurance, retirement benefits, paid time off, or workers’ compensation coverage.

Contractor will indemnify and hold Company harmless to the extent of any obligation imposed on Company xiv) to pay in withholding taxes or similar items or xv) resulting from a determination that Contractor is not an independent contractor.

Benefits.  Contractor acknowledges that it is solely responsible for any employment-related benefits to its employees or independent contractors, including, but not limited to workers’ compensation benefits, paid vacation, sick leave, medical insurance, and 401(k) participation.  Contractor acknowledges and agrees that Contractor’s employees will not receive any such benefits from Company either as a contractor or employee.  If a Contractor employee or independent contractor is deemed by a state or federal agency or court of law as an employee of Company, Contractor agrees to indemnify Company for any and all taxes, losses, damages, liabilities, costs, and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from that reclassification of Contractor’s employee pursuant to Section 7 of this Agreement.

MISCELLANEOUS

Non assignment and No Subcontractors.  Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by Contractor, in whole or in part, whether voluntarily or by operation of law, without the prior written consent of Company.  Contractor may not utilize a subcontractor or other third party to perform its duties under this Agreement without the prior written consent of Company.  Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and assigns.  Any assignment in violation of the foregoing will be null and void.

Notices.  Any notice required or permitted under the terms of this Agreement or required by law must be in writing and must be:  xvi) delivered in person, xvii) sent by first class registered mail, or air mail, as appropriate, or xviii) sent by overnight air courier, in each case properly posted and fully prepaid to the appropriate address as set forth below.  Either party may change its address for notices by notice to the other party given in accordance with this Section.  Notices will be deemed given at the time of actual delivery in person, three business days after deposit in the mail as set forth above, or one day after delivery to an overnight air courier service.

Waiver.  Any waiver of the provisions of this Agreement or of a party’s rights or remedies under this Agreement must be in writing to be effective.  Failure, neglect, or delay by a party to enforce the provisions of this Agreement or its rights or remedies at any time, will not be construed as a waiver of the party’s rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice the party’s right to take subsequent action.  Exercise or enforcement by either party of any right or remedy under this Agreement will not preclude the enforcement by the party of any other right or remedy under this Agreement or that the party is entitled by law to enforce.

Severability.  If any term, condition, or provision in this Agreement is found to be invalid, unlawful, or unenforceable to any extent, the parties will endeavor in good faith to agree to amendments that will preserve, as far as possible, the intentions expressed in this Agreement.  If the parties fail to agree on an amendment, the invalid term, condition, or provision will be severed from the remaining terms, conditions, and provisions of this Agreement, which will continue to be valid and enforceable to the fullest extent permitted by law.

Confidentiality of Agreement.  Contractor will not disclose any terms of this Agreement to any third party without the consent of Company, except as required by applicable laws.

Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed to be an original and together will constitute one and the same agreement.

Governing Law.  The internal laws of the state of Pennsylvania, but not the choice of law rules, govern this Agreement.

Headings.  Headings are used in this Agreement for reference only and will not be considered when interpreting this Agreement.

Integration.  This Agreement and all exhibits contain the entire agreement of the parties with respect to the subject matter of this Agreement and supersede all previous communications, representations, understandings, and agreements, either oral or written, between the parties with respect to said subject matter.  No terms, provisions, or conditions of any purchase order, acknowledgement, or other business form that either party may use in connection with the transactions contemplated by this Agreement will have any effect on the rights, duties, or obligations of the parties under, or otherwise modify, this Agreement, regardless of any failure of a receiving party to object to these terms, provisions, or conditions.  This Agreement may not be amended, except by a writing signed by both parties.

[Signature Page to Follow]

“Company” Traws Pharma, Inc.	“Contractor” Werner Cautreels
Signature: /s/ Iain Dukes	Signature: /s/ Werner Cautreels
Name: Iain Dukes
Title: Executive Chairman

EXHIBIT A

Services and Compensation

Services.  Services include, but are not limited to, the following: director and board management, as determined by the Interim Chief Executive Officer or Chief Executive Officer, as applicable.

Compensation: Compensation under this Agreement shall be according to the terms set forth below: Monthly Amount of $10,000 as long as services are rendered to the satisfaction of the Interim Chief Executive Officer or Chief Executive Officer, as applicable.

Company will reimburse Contractor for all reasonable expenses incurred by Contractor in performing Services pursuant to this Agreement, if Contractor receives written consent from an authorized agent of Company prior to incurring the expenses and submits receipts for the expenses to Company in accordance with Company policy.